Exhibit 99.1

JOINT FILING AGREEMENT

The persons below hereby agree that the Schedule 13D to which this agreement is attached as an exhibit, as well as all future amendments to such Schedule 13D, shall be filed jointly on behalf of each of them. This agreement is intended to satisfy the requirements of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934.

Dated: May 13, 2022

GLOBAL CATALYST PARTNERS III, L.P. By: Global Catalyst Venture Management III, LLC Its: General Partner

/s/ Kamran Elahian
Name: Kamran Elahian Title: Managing Member

GLOBAL CATALYST VENTURE MANAGEMENT III, LLC

/s/ Kamran Elahian
Name: Kamran Elahian Title: Managing Member